Exhibit 10.4
PHARMION CORPORATION
2000 STOCK INCENTIVE PLAN
(Amended and Restated effective as of May 24, 2006)
1. Purpose
     The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to become and remain directors of the Company and enter and remain in the employ of the Company and its Subsidiaries and to provide a means whereby employees, directors and consultants of the Company and its Subsidiaries can acquire and maintain Common Stock ownership, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and promoting an identity of interest between stockholders and these employees, directors and consultants.
     So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and other Stock-based Awards, or any combination of the foregoing.
2. Definitions
     The following definitions shall be applicable throughout the Plan.
     (a) “Affiliate” of any individual or entity means an individual or entity that is directly or indirectly through one or more intermediaries controlled by or under common control with the individual or entity specified.
     (b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit Award, or other Stock-based Award.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” means the Company or a Subsidiary having cause to terminate a Participant’s employment or service under any existing employment, consulting or any other agreement between the Participant and the Company or a Subsidiary. In the absence of any such an employment, consulting or other agreement, a Participant shall be deemed to have been terminated for Cause if the Committee determines that his termination of employment with the Company or a Subsidiary is on account of (A) incompetence, fraud, personal dishonesty, embezzlement, defalcation or acts of gross negligence or gross misconduct on the part of Participant in the course of his employment or services, (B) a material breach of Participant’s fiduciary duty of loyalty to the Company or a Subsidiary, (C) a Participant’s engagement in conduct that is materially injurious to the Company or a Subsidiary, (D) a Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on Company’s or a Subsidiary’s reputation and standing in the community; (E) public or consistent drunkenness by a Participant or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or a Subsidiary or which impairs, or could reasonably be expected to impair, the performance of a Participant’s duties to the Company or a Subsidiary; or (F) willful failure by a Participant to follow the lawful directions of a superior officer or the Board, representing disloyalty to the goals of the Company or a Subsidiary.
     (e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     (f) “Committee” means the Board, the Compensation Committee of the Board or such other committee of at least two people as the Board may appoint to administer the Plan.
     (g) “Common Stock” means the common stock par value $0.001 per share, of Pharmion Corporation.
     (h) “Company” means Pharmion Corporation.

     (i) “Date of Grant” means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.
     (j) “Disability”, with respect to any particular Participant, means disability as defined in such Participant’s employment, consulting or other relevant agreement with the Company or a Subsidiary or, in the absence of any such agreement, disability as defined in the long-term disability plan of the Company or a Subsidiary, as may be applicable to the Participant in question, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, if the Participant was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.
     (k) “Disinterested Person” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or any successor rule or regulation and (ii) an “outside director” within the meaning of Section 162(m) of the Code; provided, however, that clause (i) shall only apply with respect to grants of Awards on and following the date that the officers and directors of the Company first become subject to Section 16(b) of the Exchange Act and clause (ii) shall apply only with respect to grants of Awards with respect to which the Company’s tax deduction could be limited by Section 162(m) of the Code if such clause did not apply.
     (l) “Eligible Person” means any (i) person regularly employed by the Company or a Subsidiary; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or a Subsidiary; or (iii) consultant to the Company or a Subsidiary.
     (m) “Exchange Act” means the Securities Exchange Act of 1934.
     (n) “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing price on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in the NASDAQ National Market System on a last sale basis, the closing price reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; (iii) if the Stock is not listed on a national securities exchange nor quoted in the NASDAQ National Market System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service; or (iv) notwithstanding clauses (i) — (iii) above, with respect to Awards granted as of the consummation of the IPO, the price at which Stock is initially offered to the public in the IPO.
     (o) “Holder” means a Participant who has been granted an Award.
     (p) “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.
     (q) “IPO” means the initial underwritten offering of Common Stock to the public through an effective registration statement.
     (r) “Nonqualified Stock Option” means an Option granted under the Plan which is not designated as an Incentive Stock Option.
     (s) “Normal Termination” means termination of employment or service with the Company and all Subsidiaries:
(i)	Upon retirement pursuant to the retirement plan of the Company or a Subsidiary, as may be applicable at the time to the Participant in question;

(ii)	On account of Disability;

(iii)	With the written approval of the Committee; or

(iv)	By the Company or a Subsidiary without Cause.
     (t) “Option” means an Award granted under Section 7 of the Plan.
     (u) “Option Period” means the period described in Section 7(c).
     (v) “Option Price” means the exercise price set for an Option described in Section 7(a).
     (w) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award.
     (x) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in an applicable Award agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
     (y) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
     (z) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
     (aa) “Plan” means the Company’s 2000 Stock Incentive Plan (Amended and Restated effective as of February 9, 2006).
     (bb) “Restricted Period” means, with respect to any share of Restricted Stock, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 8.
     (cc) “Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 8.
     (dd) “Restricted Stock Award” means an Award of Restricted Stock granted under Section 8 of the Plan.

     (ee) “Restricted Stock Unit Award” means an Award based on notional units representing the right to receive shares of Stock or, at the discretion of the Committee, cash on the Settlement Date.
     (ff) “Restricted Stock Unit Award Agreement” means the agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Unit Award subject to the terms and conditions provided in Section 9 herein.
     (gg) “Securities Act” means the Securities Act of 1933, as amended.
     (hh) “Settlement Date” means the date on which a Restricted Stock Unit Award is settled for shares of Stock or cash, as set forth in Section 9 hereof.
     (ii) “Stock” means the Common Stock or such other authorized shares of stock of the Company as from time to time may be authorized for use under the Plan.
     (jj) “Stock Option Agreement” means the agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 or 8 which defines the rights and obligations of the parties as required in Section 7(d) or 8.
     (kk) “Subsidiary” means any subsidiary of the Company as defined in Section 424(f) of the Code.
3. Effective Date, Amendments, Duration and Shareholder Approval
     The Plan, as amended and restated, is effective as of May 24, 2006. The Plan was reapproved by the stockholders of the Company on September 23, 2003, and the stockholders of the Company approved an amendment to increase the number of shares of Stock that may be offered under the Plan by an additional 1,500,000 shares on June 1, 2005, from 2,758,000 shares to 4,258,000 shares. The Plan was further amended and restated (i) effective as of February 9, 2006 to allow for the grant of Restricted Stock Unit Awards and to add restrictions on option prices and the vesting of Awards, and (ii) effective as of May 24, 2006 to add restrictions on repricing.
     The expiration date of the Plan, after which no Awards may be granted hereunder, shall be September 23, 2013; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.
4. Administration
     The Committee shall administer the Plan. Unless otherwise determined by the Board, each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be a Disinterested Person, but only to the extent that such definition applies. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.
     Subject to the provisions of the Plan, the Committee shall have exclusive power to:
     (a) Select the Eligible Persons to participate in the Plan;
     (b) Determine the nature and extent of the Awards to be made to each Eligible Person;
     (c) Determine the time or times when Awards will be made to Eligible Persons;
     (d) Determine the duration of each Option Period and Restricted Period and the Settlement Date;
     (e) Determine the conditions to which the payment of Awards may be subject;
     (f) Prescribe the form of Stock Option Agreement or other form or forms evidencing Awards; and

     (g) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options, shares of Restricted Stock, Restricted Stock Unit Awards and other Stock-based Awards granted by the Committee to each Participant, the expiration date, the Settlement Date, the Option Period and the duration of any applicable Restricted Period.
     The Committee shall have the authority to interpret the Plan and, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board. Notwithstanding anything to the contrary herein, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, neither the Board nor the Committee shall have the authority to reduce the Option Price of any outstanding Option under the Plan, whether by amendment, exchange, or other action having the effect of a reduction in the Option Price of an outstanding Option.
5. Grant of Awards; Shares Subject to the Plan
     The Committee may, from time to time, grant Awards of Options, Restricted Stock, Restricted Stock Unit Awards and other Stock-based Awards to one or more Eligible Persons; provided, however, that:
     (a) Subject to Section 12, the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards under the Plan is 4,258,000, as increased annually on the date of each annual meeting of the Company’s stockholders following an IPO by an amount of shares equal to the lesser of (i) 500,000 shares of Stock or (ii) such lesser number of shares as determined by the Board;
     (b) Except as set forth in Section 5(d), such shares shall be deemed to have been used in payment of Awards only to the extent they are actually delivered and not where the Fair Market Value equivalent of such shares for a Stock-based Award is paid in cash. In the event any Award shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan;
     (c) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase; and
     (d) Following the date that the exemption from the application of Section 162(m) of the Code described in Section 15 (or any other exemption having similar effect) ceases to apply to Awards, no Participant may receive Options or stock appreciation rights under the Plan with respect to more than 125,000 shares of Stock in any one year. For this purpose, such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or where the Fair Market Value equivalent of such shares for a stock appreciation right is paid in cash.
6. Eligibility
     Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7. Discretionary Grant of Stock Options
     The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Options shall be granted to any Eligible Person who is not an employee of the Company or a Subsidiary. Each Option so granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Stock Option Agreement.
     (a) Option price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but, subject to Section 7(e), shall not be less than the Fair Market Value of a share of Stock at the Date of Grant. Notwithstanding the foregoing, an Incentive Stock Option or Nonqualified Stock Option may be

granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.
     (b) Manner of exercise and form of payment. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price may be paid in cash or by bank check (acceptable to the Committee) or, in the discretion of the Committee, (i) in shares of Stock (valued at the Fair Market Value at the time the Option is exercised) having in the aggregate a value equal to the aggregate Option Price, (ii) in other property having a fair market value on the date of exercise equal to the aggregate Option Price, or (iii) following the date of the IPO, by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate Option Price; provided, however, that the Company shall not directly or indirectly, extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company under (iii) above, or otherwise, in violation of Section 402 of the Sarbanes-Oxley Act of 2002.
     (c) Option Period and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that, except in the event of death or Disability of the Holder or upon any corporate transaction described in clauses A, B or C of Section 12 in which such Option is not assumed or continued: (i) no Options that vest based on the satisfaction of Performance Goals shall vest at a rate more favorable to the Holder than over a one (1)-year period measured from the date of grant; and (ii) other than Options that vest based on the satisfaction of Performance Goals, no Option shall vest at a rate more favorable to the Holder than over a three (3)-year period measured from the date of grant (which vesting may be in monthly, quarterly or other ratable increments determined by the Board in its discretion). In no event shall an Option vest over a period of more than ten (10) years. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Company or its Subsidiaries and all vesting shall cease upon a Holder’s termination of employment or services for any reason. If an Option becomes exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Option Agreement, the Option shall expire earlier than the end of the Option Period in the following circumstances:
(i)	If prior to the end of the Option Period, the Holder shall undergo a Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is three months after the date of such Normal Termination. In such event, the Option shall remain exercisable by the Holder until its expiration, but only to the extent the Option was vested and exercisable at the time of such Normal Termination.

(ii)	If the Holder dies prior to the end of the Option Period and while still in the employ or service of the Company or a Subsidiary, or within three months of Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is twelve months after the date of death of the Holder. In such event, the Option shall remain exercisable by the person or persons to whom the Holder’s rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, but only to the extent the Option was vested and exercisable by the Holder at the time of death.

(iii)	If the Holder ceases employment or service with the Company and all Subsidiaries for reasons other than Normal Termination or death, the Option shall expire immediately upon such cessation of employment or service.
     (d) Stock Option Agreement — Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Stock Option Agreement, which shall be subject to the following terms and conditions:
(i)	Each Option issued pursuant to this Section 7 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii)	Each share of Stock purchased through the exercise of an Option issued pursuant to this Section 7 shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option expires.

(iii)	Options issued pursuant to this Section 7 shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder’s lifetime only by him; provided, however, that the Committee may at any time upon the request of a Holder allow for the transfer of any Option, subject to such conditions or limitations as it may establish.

(iv)	Each Option issued pursuant to this Section 7 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.

(v)	Each Stock Option Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 7 a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 7 shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(vi)	Each Incentive Stock Option Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.
     (e) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Holder who owns stock representing more than 10% of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.
     (f) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
     (g) Voluntary Surrender. The Committee may permit the voluntary surrender of all or any portion of any Nonqualified Stock Option issued pursuant to this Section 7 to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an Option Price, during an Option Period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the Option Price, Option Period, or any other terms and conditions of the Nonqualified Stock Option surrendered.

8. Restricted Stock Awards
     (a) Award of Restricted Stock.
(i)	The Committee shall have the authority (1) to grant Restricted Stock, (2) to issue or transfer Restricted Stock to Eligible Persons, and (3) to establish terms, conditions and restrictions applicable to such Restricted Stock, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock shall be granted or become vested and the number of shares to be covered by each grant.

(ii)	The Holder of a Restricted Stock Award shall execute and deliver to the Company an Award agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, and (ii) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 8(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends, if any, with respect to the Restricted Stock may be either currently paid to the Holder or withheld by the Company for the Holder’s account. Unless otherwise determined by the Committee no interest will accrue or be paid on the amount of any cash dividends withheld. Unless otherwise determined by the Committee, cash dividends or stock dividends so withheld by the Committee shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which they relate.

(iii)	Upon the Award of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.
     (b) Restrictions.
(i)	Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (1) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (2) the shares shall be subject to the restrictions on transferability set forth in the Award agreement; (3) the shares shall be subject to forfeiture to the extent provided in Section 8(d) and the Award Agreement and, to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii)	The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.
     (c) Restricted Period. The Restricted Period of Restricted Stock shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee and set forth in a written Award agreement, provided, however, that except in the event of death or Disability or upon any corporate transaction described in clauses A, B or C of Section 12: (i) no Restricted Stock Awards that vest based on the satisfaction of Performance Goals shall vest at a rate more favorable to the Holder than over a one (1)-year period measured from the date of grant; and (ii) other than Restricted Stock Awards that vest based on the satisfaction of Performance Goals, no Restricted Stock Award shall vest at a rate more favorable to the Holder than over a three (3)-year period measured from the date of grant (which vesting may be in monthly, quarterly or other ratable increments determined by the Board in its discretion). In no event shall a Restricted Stock Award vest over a period of more than ten (10) years.
     (d) Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Award agreement, in the event a Holder terminates employment with the Company and all Subsidiaries during a Restricted Period, that portion of the Award with respect to which restrictions have not expired (“Non-Vested Portion”) shall be treated as follows.
(i)	Upon the voluntary resignation of a Participant or discharge by the Company or a Subsidiary for Cause, the Non-Vested Portion of the Award shall be completely forfeited.

(ii)	Upon Normal Termination, the Non-Vested Portion of the Award shall be prorated for service during the Restricted Period and shall be received as soon as practicable following termination.

(iii)	Upon death, the Non-Vested Portion of the Award shall be prorated for service during the Restricted Period and paid to the Participant’s beneficiary as soon as practicable following death.
     (e) Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 8(b) and the Award agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder’s account with respect to such Restricted Stock and the interest thereon, if any.
     (f) Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the end of the Restricted Period with respect to such Stock:
     “Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of ___, between Pharmion Corporation and. A copy of such Agreement is on file at the offices of Pharmion Corporation.”
     Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.
9. Restricted Stock Unit Awards
     (a) General. Restricted Stock Unit Awards granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, including the time or times at which Restricted Stock Unit Awards shall be granted or become vested and the number of shares of Stock to be covered by each grant, any of which terms and conditions may differ with respect to each grantee. The terms and conditions of each Restricted Stock Unit Award shall be evidenced by a Restricted Stock Unit Award Agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit Award grant is made, and the Company will not be required to set aside a fund for the payment of any such Restricted Stock Unit Award; provided, however, that for purposes of Section 5(a) hereof, the shares of Stock subject to a Restricted Stock Unit shall be deemed reserved for issuance at the time such Restricted Stock Unit Award is granted.
     (b) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate, provided, however, that except in the event of death or Disability or upon any corporate transaction described in clauses A, B or C of Section 12: (i) no Restricted Stock Unit Awards that vest based on the satisfaction of Performance Goals shall vest at a rate more favorable to the Holder than over a one (1)-year period measured from the date of grant; and (ii) other than Restricted Stock Awards that vest based on the satisfaction of Performance Goals, no Restricted Stock Award shall vest at a rate more favorable to the Holder than over a three (3)-year period measured from the date of grant (which vesting may be in monthly, quarterly or other ratable increments determined by the Board in its discretion).

     (c) Settlement of Restricted Stock Unit Awards. Upon a date or dates on or following the vesting of a Restricted Stock Unit Award, as shall be determined by the Committee and set forth in a Participant’s Restricted Stock Unit Award Agreement (the “Settlement Date(s)”), unless earlier forfeited, the Company shall settle the Restricted Stock Unit Award by delivering a number of shares of Stock then vested and not otherwise forfeited under the Restricted Stock Unit Award. The Company may, in the Committee’s sole discretion, settle a Restricted Stock Unit Award in cash in lieu of the delivery of shares of Stock or partially in cash and partially in shares of Stock. A settlement in cash shall be based on the Fair Market Value of the shares of Stock otherwise to be delivered on the Settlement Date.
     (d) Creditor’s Rights. A Holder of a Restricted Stock Unit Award shall have no rights other than those of a general creditor of the Company. Restricted Stock Unit Awards represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Award Agreement.
     (e) Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Restricted Stock Unit Award Agreement, in the event a Holder terminates employment with the Company and all Subsidiaries for any reason prior to the vesting of any Restricted Stock Unit Awards, that portion of the Restricted Stock Unit Award that has not vested on the date Holder’s employment with the Company and all Subsidiaries is terminated shall be completely forfeited.
     (f) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
     (g) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
     (h) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.
10. Other Stock-Based Awards
     The Committee may grant any other cash, stock or stock-related Awards to any eligible individual under this Plan that the Committee deems appropriate, including, but not limited to, stock appreciation rights, limited stock appreciation rights, phantom stock Awards, the bargain purchase of Stock and Stock bonuses. Any such benefits and any related agreements shall contain such terms and conditions as the Committee deems appropriate. Such Awards and agreements need not be identical. With respect to any benefit under which shares of Stock are or may in the future be issued for consideration other than prior services, the amount of such consideration shall not be less than the amount (such as the par value of such shares) required to be received by the Company in order to comply with applicable state law.
11. General
     (a) Additional Provisions of an Award. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.
     (b) Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.
     (c) Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received advice of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
     (d) Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards cash and/or Stock, valued at Fair Market Value on the date of payment (or the Settlement Date, as applicable), in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate, prior to delivery of such Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner.
     (e) Claim to Awards and Employment Rights. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or a Subsidiary.
     (f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
     (g) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

     (h) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     (i) Governing law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to the principles of conflicts of law thereof.
     (j) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
     (k) Nontransferability. A person’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities, subject to such conditions or limitations as it may establish.
     (l) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.
     (m) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.
     (n) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
     (o) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.
     (p) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
     (q) Termination of Employment. For all purposes herein, a person who transfers from employment or service with the Company to employment or service with a Subsidiary or vice versa shall not be deemed to have terminated employment or service with the Company or a Subsidiary.
     (r) Repurchase of Options or Shares. At any time prior to the IPO, the Board may in its discretion, and on terms it considers appropriate, require a Holder, or the executors or administrators of a Holder’s estate, to sell back to the Company all of his or her Restricted Stock, Options, or shares acquired through the expiration exercise of Options, in the event such optionee’s employment or service with the Company is terminated.

12. Changes in Capital Structure
     Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards under the Plan and the maximum number of shares of Stock with respect to which any one person may be granted Options or stock appreciation rights during any year may be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) subject to Section 4 hereof, for any other reason which the Committee, in its sole discretion, determines otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Any adjustment to Incentive Stock Options under this Section 12 shall take into account that adjustments which constitute a “modification” within the meaning of Section 424(h)(3) of the Code may have an adverse tax impact on such Incentive Stock Options and the Committee may, in its sole discretion, provide for a different adjustment or no adjustment in order to preserve the tax effects of Incentive Stock Options. Unless otherwise determined by the Committee, in its sole discretion, any adjustments or substitutions under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, if applicable. Further, following the date that the exemption from the application of Section 162(m) of the Code described in Section 15 (or any other exemption having similar effect) ceases to apply to Awards, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall, unless otherwise determined by the Committee in its sole discretion, be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for such Awards under Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
     Notwithstanding the above, in the event of any of the following:
     A. The Company is merged or consolidated with another corporation or entity such that after such merger or consolidation the Company is not the surviving entity or the ultimate parent of the surviving entity;
     B. All or substantially all of the assets of the Company or the Common Stock are acquired by another person or entity;
     C. The reorganization or liquidation of the Company; or
     D. The Company shall enter into a written agreement to undergo an event described in clauses A, B or C above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the Holders thereof, in cash or Stock, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of the Company in the event. The terms of this Section 12 may be varied by the Committee in any particular Award agreement.
13. Nonexclusivity of the Plan
     Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholder of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

14. Amendments and Termination
     The Board may at any time terminate the Plan. Subject to Sections 4 and 12, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval neither the Board nor the Committee shall make any amendment to the Plan which would:
     (a) Materially increase the maximum number of shares of Stock which may be issued pursuant to Awards, except as provided in Section 12;
     (b) Extend the maximum Option Period;
     (c) Extend the termination date of the Plan; or
     (d) Change the class of persons eligible to receive Awards under the Plan.
15. Effect of Section 162(m) of the Code
     The Plan, and all Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The exemption is based on Treasury Regulation Section 1.162-27(f) with the understanding that such regulation generally exempts from the application of Section 162(m) of the Code compensation paid pursuant to a plan that existed before a company becomes publicly held. Under such Treasury Regulation, this exemption is available to the Plan for the duration of the period that lasts until the earlier of (i) the expiration or material modification of the Plan, (ii) the exhaustion of the maximum number of shares of Stock available for Awards under the Plan, as set forth in Section 5(a), or (iii) the first meeting of shareholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurs. To the extent that the Committee determines as of the Date of Grant of an Award that (i) the Award is intended to comply with Section 162(m) of the Code and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.
*   *   *
As adopted by the Board of Directors of
Pharmion Corporation as of February 3, 2000,
and amended and restated through adoption on February 9, 2006 to become effective as of May 24, 2006.

By:	/s/ PATRICK J. MAHAFFY

Title:	President and Chief Executive Officer